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                                                                       Exhibit 4



                             DIGITAL LIGHTWAVE, INC.

                           MEMORANDUM OF UNDERSTANDING

                                October 14, 1999


         This memorandum of understanding ("Memorandum") is binding and sets forth the agreement between Digital Lightwave, Inc. (the "Company") and Dr. Bryan Zwan, the majority stockholder of the Company ("BJZ"). Upon execution of this Memorandum, the parties agree to immediately proceed to prepare and execute additional agreements regarding the terms of this Memorandum; provided however that if the parties hereto do not ever finalize such additional agreements, this Memorandum shall be binding and control with respect to the matters contained herein.



1)       RETRACTION OF LETTERS TO THE OUTSIDE DIRECTORS OF THE COMPANY

         BJZ hereby retracts, and agrees to execute a formal notice retracting, the statements contained in his letters dated September 16, 1999 and September 20, 1999.



2)       AGREEMENT NOT TO TAKE ADDITIONAL ACTION

         For so long as he is a director of the Company, BJZ shall not take any action in his capacity as a stockholder of the Company to (a) remove current senior management of the Company (Messrs. Chastelet, Grant, Haider and Matz); it being understood that BJZ may, in his capacity as a director, remove senior management in accordance with paragraph 4(c) below or (b) remove Messrs. Hamilton, Chastelet or Zwan from the Board from the date hereof up to and including the date of the annual meeting in the year 2000.



3)       AGREEMENT WITH RESPECT TO THE BOARD

         a) BJZ and the Company shall enter into an agreement which provides that:

                  i) The size of the Company's board of directors (the "Board") shall be increased from four members to five members and two new, outside directors ("New Directors") shall be appointed to the Board.

                  ii) William Seifert shall resign from the Board upon the later to occur of (i) the appointment of the New Directors to the Board and (ii) the conclusion
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                           of his assignments on the two special committees of
                           the Board on which he serves.

                  iii) The New Directors shall be nominated for appointment to the Board by any member of the current Board (Messrs. Hamilton, Seifert, Zwan and Chastelet).

                  iv) BJZ agrees to vote his shares of common stock at the Company's annual meeting in the year 2000 in favor of the election to the Board of Messrs. Hamilton, Chastelet and Zwan and, if appointed to the Board prior to the annual meeting in the year 2000, the New Directors.

                  v) the New Directors shall be appointed to the Board only with the vote or consent of a majority of the directors serving as of the date hereof; provided however that no director shall serve without the affirmative vote or consent of BJZ in the Board action to appoint the New Directors.



4)       EMPLOYMENT AGREEMENTS

         a) Upon the vote of a majority of the members of the Board serving as of the date hereof and eligible to vote, the Company shall enter into an agreement with respect to change of control, severance and non-compete with Messrs. Chastelet, Grant, Haider and Matz.

         b) The agreements referred to in paragraph 4(a) above shall be in the form negotiated, in good faith and in accordance with current negotiations, between counsel to the Company and counsel to BJZ.

         c) The agreements referred to in paragraph 4(a) above shall contain a provision providing for removal of Messrs. Chastelet, Grant, Haider and Matz, as applicable, in accordance with the terms of their respective agreements, upon the vote of a majority of the members of the Board.



5)       UNTERBERG PUBLIC OFFERING

         a) The Company and BJZ agree to decide by November 1, 1999 whether to proceed immediately on such date with the public offering of common stock by the Company and, if BJZ so elects, BJZ, by converting the proposed underwritten offering by C.E. Unterberg Towbin ("Unterberg") on file with the Securities and Exchange Commission as of the date hereof, into an equity offering.

         b) The terms and conditions of the public offering of common stock, including the pricing, and other terms, shall be finally determined by the Pricing Committee established by the Board for this purpose, which is comprised of BJZ, Dr. William Hamilton and Mr. William Seifert.



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         c)       In connection with the offering, BJZ will agree to a standard six month lock-up agreement with the Company and Unterberg with respect to any public sale (including a sale under Rule
                  144) of his shares of common stock, other than shares currently under option.


Executed on October 14, 1999.

DIGITAL LIGHTWAVE, INC.


By:  /s/ Gerry Chastelet                                  /s/ Dr. Bryan J. Zwan
     -------------------                                  ---------------------
     Gerry Chastelet                            `          Dr. Bryan J. Zwan
     President and CEO